EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF CDP ACCÈS CAPITAL INC.
DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Henri-Paul Rouseau	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Chairman and Chief Executive Officer
Reynald Brisson	R. Brisson & Associés 106, chemin Brisson Montpellier (Québec) J0V 1M0	Chartered Accountant
Paul Juneau	CDP Accès Capital inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Germain Jutras	Jutras & Associés 449, rue Hériot Drummondville (Québec) J2B 1B4	Lawyer
Emmanuel Marcotte	Planification financière Marcotte et Marcotte 336, rue Lévis Hull (Québec) J8Z 1A4	President
Normand Provost	Capital d'Amérique CDPQ inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Nicole Trudeau	Commission municipale du Québec 500, boul. René-Lévesque Ouest C.P. 24 Montréal (Québec) H2Z 1W7	Vice-President
Marie-France Poulin	Maax inc. 600, rue Cameron Ste-Marie de Beauce (Québec) G6E 1B2	Executive Vice- President
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President, CDP Capital - Private Equity and Executive Vice-President, CDP Capital

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President, CDP Capital - Private Equity and Executive Vice-President, CDP Capital
Paul Juneau	CDP Acces Capital inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Michel Lefebvre	Same	Vice-President, Investments
Bertrand Lauzon	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Vice-President, Finance and Control
Ginette Depelteau	Same	Secretary